Exhibit 99.1

Trex Company Reports Fourth Quarter and Full Year 2017 Results

- Fifth Consecutive Year of Record Sales and Income Driven by Continued Strong Market Demand and Market Share Expansion for Trex Residential Products -

Fourth Quarter Highlights

  Consolidated sales increased 28% to a record $122 million
  Residential Products sales increased 15%
  Residential Products gross margin expanded to 45.9%
  Consolidated Earnings increased 44% to a record $0.62 per share

Full Year 2017 Highlights

  Consolidated sales up 18% to $565 million; Residential Products sales up 13%
  Residential Products gross margin expanded to 44.3%
  Earnings per share increased by 41% to a record $3.22 per share

WINCHESTER, Va.--(BUSINESS WIRE)--February 21, 2018--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Results

Consolidated sales for the fourth quarter of 2017 were $122 million, a 28% year-over-year increase. Trex Residential Products’ sales were up 15% to $109.6 million, with Trex Commercial Products sales contributing an additional $12.7 million. Consolidated gross margin for the quarter expanded 170 basis points to 41.7% driven by a 590 basis point increase in Trex Residential Products’ gross margin to 45.9%, as a result of continued raw material benefits, ongoing cost saving initiatives and increased capacity utilization. EBITDA amounted to $30 million, a 29% year-over-year increase. SG&A was $25.6 million, or 20.9% of sales. Exclusive of $1.2 million in amortization of intangibles associated with the acquisition of SC Company, SG&A was 20% of sales.

Net income for the fourth quarter of 2017 was $18 million, or $0.62 per diluted share, up 45% and 44% respectively, from the net income of $13 million, or $0.43 per diluted share reported for the last year’s fourth quarter. A one-time tax benefit of $1.9 million added $0.06 to earnings per diluted share, as a result of the company's revaluation of its deferred tax assets and liabilities in connection with the recently enacted U.S. Federal "Tax Cuts and Jobs Act of 2017."

“Our fourth quarter results represented a strong finish to another record year for Trex. Positive consumer confidence trends, strong demand for Trex Residential Products, and continued support from our channel partners, drove organic revenue growth of 15%. Consistent with prior quarters, consolidated and Trex Residential Products’ gross margins expanded from year-ago levels, increasing by 170 basis points and 590 basis points, respectively, benefitting from lower input costs, ongoing manufacturing cost savings, and higher capacity utilization. Consolidated margin performance includes the impact of below normal margins on certain legacy commercial contracts,” said James E. Cline, President and Chief Executive Officer.

Full Year 2017 Results

For full year 2017, consolidated sales were $565 million, 18% above the $480 million reported for full year 2016, with Trex Residential Products sales growing 13% to $543 million, and Trex Commercial Products adding $22 million. Gross margin was 43.1%, a 410 basis point year-over-year increase compared to full year 2016 gross margin of 39%. After adjusting for a $9.8 million warranty charge taken in 2016, gross margin expanded by 200 basis points. Net income amounted to $95 million, or $3.22 per diluted share, up 40% and 41% respectively, from 2016 levels. Adjusted for the 2016 warranty reserve charge, diluted earnings per share increased 28% from $2.51 in 2016. Incremental margin for Trex Residential Products for the year was 69%, while consolidated incremental margin totaled 54%, both adjusted for the 2016 warranty reserve charge.

“We achieved positive momentum across all key metrics in each quarter of 2017, reflecting our brand and market share leadership in residential products, supported by an operational infrastructure that is dedicated to continuous improvement. As a result, we have been able to achieve substantial operating leverage and post a significant increase in operating cash flow.

“The acquisition of SC Company in July 2017 was funded entirely through internally-generated cash and has established our wholly-owned subsidiary, Trex Commercial Products, which diversifies our revenue sources and expands our growth opportunities. Sales related to Trex Commercial Products have been and will continue to be somewhat uneven quarter-to-quarter, and we continue to address certain execution issues from the fourth quarter that were related primarily to pre-acquisition projects. These executional issues, along with stronger operational and financial controls will continue to be our focus as we work towards driving improved profitability. This acquisition has significantly enhanced our engineering capabilities enabling us to accelerate the development and introduction of new railing products into the residential marketplace and, as previously noted, increasing margins in this segment by the second half of this year is a priority,” Mr. Cline added.

Summary and Outlook

“Looking ahead, indications point to continued positive trends for the repair and remodeling markets, which together with favorable consumer confidence data, have been closely correlated with demand for Trex decking products. At the same time, we continue to invest in targeted marketing and advertising programs to further strengthen Trex brand recognition amongst consumers and enable us to continue to gain share from the dominant wood market. Research and development spending has ensured that Trex remains at the forefront of product innovation and process improvement, and we continue to capture the structural benefits of our recycled-content business model, and its increasing appeal to consumers.

“For the first quarter of 2018, we expect consolidated sales of $172 million, comprised of approximately $157 million from Trex Residential Products and $15 million from Trex Commercial Products. We expect our effective tax rate to be 25%, down from our 2017 rate of 33%, and incremental margin to be approximately 45% as we will continue to benefit from lower input costs, ongoing process improvement initiatives, and increased capacity utilization,” Mr. Cline concluded.

The Board of Directors approved a new share repurchase program under which the Company may repurchase up to 2.9 million shares of the Company’s outstanding common stock.

Fourth Quarter 2017 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2017 results and other corporate matters on Wednesday, February 21, 2018 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at Trex Investor Relations. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States (GAAP). The Company has included data with respect to EBITDA because management evaluates and projects the performance of the Company’s business using several measures, including EBITDA. Management considers EBITDA to be an important supplemental indicator of the Company’s operating performance, particularly as compared to the operating performance of the Company’s competitors, because this measure eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of the Company and facilitates comparisons by investors between the operating performance of the Company and the operating performance of its competitors. Management believes that consideration of EBITDA should be supplemental, because EBITDA has limitations as an analytical financial measure. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, as a measure of operating performance, nor should it be considered as an alternative to cash flows as a measure of liquidity. The following table sets forth, for the periods indicated, a reconciliation of EBITDA to net income:

Reconciliation of net income to EBITDA:

Three Months Ended December 31 (in thousands)	2017	2016
Net income	$18,299	$12,629
Interest	$(53)	$17
Taxes	$7,076	$7,112
Depreciation and Amortization	$4,762	$3,573
EBITDA	$30,084	$23,331

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems, which target commercial and high-rise applications, and one of the leading suppliers of staging equipment for performing arts, sports, and event production and rental markets. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)

Net sales	$122,212	$95,322	$565,153	$479,616

Cost of sales	71,306	57,209	321,780	292,521

Gross profit	50,906	38,113	243,373	187,095

Selling, general and administrative expenses	25,584	18,355	100,993	83,140

Income from operations	25,322	19,758	142,380	103,955

Interest expense, net	(53)	17	461	1,125

Income before income taxes	25,375	19,741	141,919	102,830

Provision for income taxes	7,076	7,112	46,791	34,983

Net income	$18,299	$12,629	$95,128	$67,847

Basic earnings per common share	$0.62	$0.43	$3.24	$2.31

Basic weighted average common shares outstanding	29,412,848	29,318,915	29,392,559	29,394,559

Diluted earnings per common share	$0.62	$0.43	$3.22	$2.29

Diluted weighted average common shares outstanding	29,611,129	29,543,842	29,575,460	29,612,669

Comprehensive income	$18,299	$12,629	$95,128	$67,847

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:

Cash and cash equivalents	$30,514	$18,664
Accounts receivable, net	66,882	48,039
Inventories	34,524	28,546
Prepaid expenses and other assets	16,878	10,400
Total current assets	148,798	105,649
Property, plant and equipment, net	103,110	103,286
Goodwill and other intangibles	71,319	10,523
Other assets	3,000	1,972
Total assets	$326,227	$221,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$9,953	$10,767
Accrued expenses and other liabilities	46,266	34,693
Accrued warranty	6,290	5,925
Total current liabilities	62,509	51,385

Deferred income taxes	1,286	894
Non-current accrued warranty	28,709	31,767
Other long-term liabilities	2,473	3,223
Total liabilities	94,977	87,269

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,922,111 and 34,894,233 shares issued and 29,428,430 and 29,400,552 shares outstanding at December 31, 2017 and 2016, respectively	349	349
Additional paid-in capital	122,043	120,082
Retained earnings	282,370	187,242
Treasury stock, at cost, 5,493,681 shares at December 31, 2017 and 2016, respectively	(173,512)	(173,512)
Total stockholders’ equity	231,250	134,161
Total liabilities and stockholders’ equity	$326,227	$221,430

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Operating Activities
Net income	$18,299	$12,629	$95,128	$67,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,795	3,605	16,860	14,498
Deferred income taxes	194	5,433	194	5,433
Stock-based compensation	1,274	982	5,187	4,788
Loss (Gain) on disposal of property, plant and equipment	17	4	1,738	(185)
Other non-cash adjustments	(2)	1	(406)	(284)
Changes in operating assets and liabilities:
Accounts receivable	3,920	(2,232)	(10,486)	(653)
Inventories	(8,495)	(12,038)	(3,635)	(5,442)
Prepaid expenses and other assets	(3,993)	(3,485)	(2,194)	(4,256)
Accounts payable	(6,006)	(207)	(4,804)	(6,966)
Accrued expenses and other liabilities	4,927	4,399	2,488	9,403
Income taxes receivable/payable	(5,903)	(7,377)	1,795	1,110

Net cash provided by operating activities	9,027	1,714	101,865	85,293

Investing Activities
Expenditures for property, plant and equipment	(3,932)	(6,017)	(15,040)	(14,551)
Proceeds from sales of property, plant and equipment	56	-	55	4,349
Acquisition of business	(281)	-	(71,804)	-

Net cash used in investing activities	(4,157)	(6,017)	(86,789)	(10,202)

Financing Activities
Borrowings under line of credit	-	-	-	242,700
Principal payments under line of credit	-	-	201,000	(249,700)
Repurchases of common stock	-	(31)	(201,000)	(55,216)
Excess tax benefits from stock compensation	-	-	(3,617)	-
Financing costs	-	-	-	(485)
Proceeds from employee stock purchase and option plans	103	61	391	279

Net cash provided by (used in) financing activities	103	30	(3,226)	(62,422)

Net increase in cash and cash equivalents	4,973	(4,273)	11,850	12,669
Cash and cash equivalents at beginning of period	25,541	22,937	18,664	5,995

Cash and cash equivalents at end of period	$30,514	$18,664	$30,514	$18,664

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
Vice President and CFO
540-542-6300
or
AdvisIRy Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800